Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK
References herein to “Sangamo,” “our,” “we,” “us” and the “Company” refer only to Sangamo Therapeutics, Inc. and not to any of our subsidiaries.
General
Our restated certificate of incorporation, or the Restated Certificate, authorizes us to issue 640,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.
The following summary description of our capital stock is based on the provisions of the Restated Certificate, our fifth amended and restated bylaws, or the Bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware, or DGCL. This information may not be complete in all respects and is qualified entirely by reference to the provisions of the Restated Certificate, the Bylaws and the DGCL. The Restated Certificate and the Bylaws are filed as exhibits to this Annual Report on Form 10-K to which this Description of Capital Stock is an exhibit.
Common Stock
Shares of our common stock are the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Stockholders have no cumulative voting rights. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Pursuant to the Restated Certificate, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series. Our board of directors also has the authority to determine or alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that are superior to the voting and other rights of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Sangamo without further action by the stockholders, and may have the effect of delaying or preventing changes in management of Sangamo. In addition, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.
Antitakeover Effects of Provisions of our Restated Certificate, Bylaws and Delaware Law
Our Restated Certificate and Bylaws
As noted above, our board of directors, without stockholder approval, has the authority under our Restated Certificate to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Sangamo without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Our Restated Certificate also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Further, our Restated Certificate provides that a special meeting of the stockholders may be called only by our board of directors.
In addition to the provisions noted above, our Bylaws further establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Although our stockholders may amend, repeal or alter our Bylaws by a vote of at least a majority of the outstanding shares of our capital stock entitled to vote, our board of directors may also unilaterally adopt, repeal, alter, amend and rescind our Bylaws by a vote of at least a majority of board of directors. Finally, our board of directors has the ability to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member.

These provisions may have the effect of delaying, deferring or preventing a change in control and may also delay or prevent changes in management of Sangamo, which could have an adverse effect on the market price of our stock. These and other provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.
Section 203 of the General Corporation Law of the State of Delaware
We are subject to Section 203 of the DGCL which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662⁄3% of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 of the DGCL generally defines a “business combination” to include any of the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder (in one transaction or a series of transactions) of assets of the corporation having an aggregate market value equal to 10% or more of the aggregate market value of either all of the assets of the corporation or its outstanding stock;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and
•	the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.
Forum Selection Bylaw
Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Sangamo, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of Sangamo to Sangamo or to our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Restated Certificate, the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. However, this provision does not apply to actions arising under the Securities Act or the Exchange Act or any claim for which the federal courts have exclusive jurisdiction.
Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Sangamo is deemed to have notice of and consented to the forum selection provisions of the Bylaws.